Filed Pursuant to Rule 424(b)(2)
Registration No. 333-232905

Prospectus Supplement
(To prospectus dated July 31, 2019)

Up to 2,878,031 Shares

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ALLETE, Inc.

Common Stock
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We have entered into an amended equity distribution agreement with Lampert Capital Markets, Inc. (“Lampert”) relating to shares of our common stock, without par value (“common stock”), offered hereby. In accordance with the terms of the amended equity distribution agreement, we may offer and sell up to 2,878,031 shares of our common stock from time to time through Lampert as our sales agent. The equity distribution agreement relates to 13,556,200 shares, of which 10,678,169 shares have previously been sold. Lampert will receive from us a commission of up to 1% of the gross sales price for any shares sold through it as agent under the amended equity distribution agreement.
The sales, if any, of the shares of common stock under this amended equity distribution agreement will be made in “at-the-market” offerings as defined in Rule 415 of the Securities Act of 1933, including sales made directly on the New York Stock Exchange (“NYSE”), the principal existing trading market for our common stock, or on any other exchange on which the common stock is then listed or admitted to trading and sales made to or through a market maker or through an electronic communications network.
Our common stock is listed on the NYSE and trades under the symbol “ALE.” On May 5, 2020, the last reported sales price of our common stock on the NYSE was $56.55 per share.
See the discussion of risk factors, if any, contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 6, 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We have not, and Lampert has not, authorized any other person to provide you with additional or different information. We are not, and Lampert is not, making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference herein and therein are accurate only as of the dates such information is or was presented, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the information in this prospectus supplement (or any free writing prospectus) is inconsistent with the accompanying prospectus, the information in this prospectus supplement (or any free writing prospectus) will apply and supersede the information in the accompanying prospectus. You should read this entire prospectus supplement, the accompanying prospectus and any free writing prospectuses carefully, including the consolidated financial statements incorporated by reference herein and therein, before making an investment decision.
Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement, the accompanying prospectus and any free writing prospectus to “ALLETE,” “we,” “our” and “us” refer to ALLETE, Inc.
PLAN OF DISTRIBUTION
We have entered into an amended equity distribution agreement with Lampert under which we may offer and sell up to 13,556,200 shares of our common stock from time to time through Lampert, as our agent for the offer and sale of the shares. As of the date of this prospectus supplement, the Company has issued and sold 10,678,169 shares of common stock pursuant to the amended equity distribution agreement, which means that we may sell up to an additional 2,878,031 shares of our common stock pursuant to the amended equity distribution agreement. The sales, if any, of the shares of common stock under this amended equity distribution agreement will be made in “at-the-market” offerings as defined in Rule 415 of the Securities Act of 1933, including sales made directly on the NYSE, the principal existing trading market for our common stock, or on any other exchange on which the common stock is then listed or admitted to trading and sales made to or through a market maker or through an electronic communications network.
The number and purchase price (less a commission of up to 1% of the gross sales price) of the shares we sell through Lampert will be mutually agreed upon on the relevant trading day. The common stock sold under the amended equity distribution agreement will be sold at the prevailing market price for such securities, and information regarding the number of shares sold and the proceeds raised from such sales will be disclosed at least quarterly in our Securities and Exchange Commission filings.
Settlement between us and Lampert for sales of common stock will occur on the second trading day immediately following the sale of any shares pursuant to the amended equity distribution agreement. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The obligation of Lampert under the amended equity distribution agreement to settle such purchases with us pursuant to any issuance notice is subject to a number of conditions, which Lampert reserves the right to waive in its sole discretion.
In connection with the sale of the common stock hereunder, Lampert may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation paid to Lampert may be deemed to be underwriting commissions or discounts. We have agreed to indemnify Lampert against certain civil liabilities, including liabilities under the Securities Act of 1933.
The offering of common stock pursuant to the amended equity distribution agreement will terminate upon the earlier of (1) the sale of all shares of common stock subject to the amended equity distribution agreement or (2) the termination of the amended equity distribution agreement by either Lampert or us. The amended equity distribution agreement may be terminated at the sole discretion of either party at any time upon ten business days’ prior notice.
Lampert and its affiliates have engaged, and in the future may engage, in transactions with, or perform other services for, us or our affiliates in the ordinary course of business. We expect to pay a customary fee to Lampert or its affiliates in connection with such services.

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PROSPECTUS

ALLETE, Inc.

Common Stock
and
First Mortgage Bonds

ALLETE, Inc. may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.

ALLETE will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.
ALLETE’s common stock is listed on the New York Stock Exchange and trades under the symbol “ALE.”
ALLETE’s principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802‑2093, telephone number (218) 279‑5000.
See the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.
ALLETE may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in supplements to this prospectus. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 12 of this prospectus also provides more information on this topic.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 31, 2019.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that ALLETE, Inc. filed under the Securities Act of 1933 with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. ALLETE, Inc. is referred to in this prospectus as “ALLETE.” Under this shelf registration process, ALLETE may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized by the board of directors of ALLETE.
This prospectus provides you with a general description of the securities ALLETE may offer. Each time ALLETE sells securities, ALLETE will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.
WHERE YOU CAN FIND MORE INFORMATION
ALLETE files annual, quarterly and other reports and other information with the SEC.
In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE. ALLETE also maintains a website (www.allete.com). Information contained on ALLETE’s website does not constitute part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows ALLETE to “incorporate by reference” the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. ALLETE is incorporating by reference the documents listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until ALLETE sells all of the securities covered by this registration statement. Information that ALLETE files in the future with the SEC will automatically update and supersede this information:

•	ALLETE’s Annual Report on Form 10‑K for the year ended December 31, 2018;

•	ALLETE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019; and

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ALLETE’s Current Reports on Form 8‑K filed with the SEC on January 16, 2019, February 4, 2019, February 8, 2019 (other than any documents or portions of documents not deemed to be filed), February 14, 2019, March 6, 2019, March 27, 2019, April 5, 2019, May 3, 2019 and May 16, 2019.

You may request a copy of these documents, at no cost to you, by writing or calling:

Shareholder Services
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802‑2093
Telephone: (218) 355‑5974
Fax: (218) 355‑3802
e‑mail: shareholder@allete.com

Upon request, ALLETE will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

FORWARD‑LOOKING STATEMENTS
Statements in this prospectus that are not statements of historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there can be no assurance that the expected results will be achieved. Any statements that express, or involve discussions as to, future expectations, risks, beliefs, plans, objectives, assumptions, events, uncertainties, financial performance, or growth strategies (often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “likely,” “will continue,” “could,” “may,” “potential,” “target,” “outlook” or words of similar meaning) are not statements of historical facts and may be forward-looking.
In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, ALLETE is providing this cautionary statement to identify important factors that could cause ALLETE’s actual results to differ materially from those indicated in forward-looking statements made by or on behalf of ALLETE in this prospectus or any supplement to this prospectus, in presentations, on ALLETE’s website, in response to questions or otherwise. These statements are qualified in their entirety by reference to, and are accompanied by, the following important factors, in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, that could cause ALLETE’s actual results to differ materially from those indicated in the forward-looking statements:

•	ALLETE’s ability to successfully implement its strategic objectives;

•	global and domestic economic conditions affecting ALLETE or its customers;

•	changes in and compliance with laws and regulations;

•	changes in tax rates or policies or in rates of inflation;

•	the outcome of legal and administrative proceedings (whether civil or criminal) and settlements;

•	weather conditions, natural disasters and pandemic diseases;

•	ALLETE’s ability to access capital markets and bank financing;

•	changes in interest rates and the performance of the financial markets;

•	project delays or changes in project costs;

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changes in operating expenses and capital expenditures and ALLETE’s ability to raise revenues from ALLETE’s customers in regulated rates or contract price increases at ALLETE’s Energy Infrastructure and Related Services and other businesses;

•	the impacts of commodity prices on ALLETE and ALLETE’s customers;

•	ALLETE’s ability to attract and retain qualified, skilled and experienced personnel;

•	effects of emerging technology;

•	war, acts of terrorism and cybersecurity attacks;

•	ALLETE’s ability to manage expansion and integrate acquisitions;

•	population growth rates and demographic patterns;

•	wholesale power market conditions;

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federal and state regulatory and legislative actions that impact regulated utility economics, including ALLETE’s allowed rates of return, capital structure, ability to secure financing, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities and utility infrastructure, recovery of purchased power, capital investments and other expenses, including present or prospective environmental matters;

•	effects of competition, including competition for retail and wholesale customers;

•	effects of restructuring initiatives in the electric industry;

•	the impacts on ALLETE’s Regulated Operations segment of climate change and future regulation to restrict the emissions of greenhouse gases;

•	effects of increased deployment of distributed low-carbon electricity generation resources;

•	the impacts of laws and regulations related to renewable and distributed generation;

•	pricing, availability and transportation of fuel and other commodities and the ability to recover the costs of such commodities;

•	ALLETE’s current and potential industrial and municipal customers’ ability to execute announced expansion plans;

•	real estate market conditions where ALLETE’s legacy Florida real estate investment is located may not improve;

•	the success of efforts to realize value from, invest in, and develop new opportunities in, ALLETE’s Energy Infrastructure and Related Services businesses; and

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factors affecting ALLETE’s Energy Infrastructure and Related Services businesses, including unanticipated cost increases, changes in legislation and regulations impacting the industries in which the customers served operate, the effects of weather, creditworthiness of customers, ability to obtain materials required to perform services, and changing market conditions

Additional disclosures regarding factors that could cause ALLETE’s results or performance to differ from those anticipated by this prospectus are set forth in the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Any forward-looking statement speaks only as of the date on which such statement is made, and ALLETE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of these factors, nor can ALLETE assess the impact of each of these factors on ALLETE’s businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Readers are urged to carefully review and consider the various disclosures in ALLETE’s reports and other information incorporated by reference herein and made by ALLETE in this prospectus that attempt to identify the risks and uncertainties that may affect ALLETE’s business.
ALLETE, INC.
At December 31, 2018, ALLETE was comprised of three business segments:
Regulated Operations includes ALLETE’s regulated utilities, Minnesota Power, an operating division of ALLETE, Inc., and Superior Water, Light and Power Company (SWL&P), as well as ALLETE’s investment in American Transmission Company LLC, a Wisconsin-based regulated utility that owns and maintains electric transmission assets in parts of Wisconsin, Michigan, Minnesota and Illinois. Minnesota Power provides regulated utility electric service in northeastern Minnesota to approximately 145,000 retail customers. Minnesota Power also has 16 non-affiliated municipal customers in Minnesota. SWL&P is a Wisconsin utility and a wholesale customer of Minnesota Power. SWL&P provides regulated electric, natural gas and water service in northwestern Wisconsin to approximately 15,000 electric customers, 13,000 natural gas customers and 10,000 water customers. ALLETE’s regulated utility operations include retail and wholesale activities under the jurisdiction of state and federal regulatory authorities.
ALLETE Clean Energy, Inc. focuses on developing, acquiring, and operating clean and renewable energy projects. ALLETE Clean Energy, Inc. and subsidiaries (ACE) currently owns and operates, in four states, approximately 545 megawatts of nameplate capacity wind energy generation that is contracted under power sales agreements of various durations. ACE also engages in the development of wind energy facilities to operate under long-term power sales agreements or for sale to others upon completion.
U.S. Water Services, Inc. provides integrated water management for industry by combining chemical, equipment, engineering and service for customized solutions to reduce water and energy usage, and improve efficiency.
On March 27, 2019, ALLETE announced that its subsidiary, ALLETE Enterprises, Inc., completed the previously announced sale of the common stock of its subsidiary, Global Water Services Holding Company, Inc., the parent company of U.S. Water Services, Inc., to a subsidiary of Kurita Water Industries Ltd. ALLETE received approximately $265 million in cash at closing, net of transaction costs and cash retained.
Corporate and Other is comprised of BNI Energy, ALLETE’s coal mining operations in North Dakota, ALLETE’s investment in Nobles 2 Power Partners, LLC, ALLETE Properties LLC and its subsidiaries, ALLETE’s legacy Florida real estate investment, other business development and corporate expenditures, unallocated interest expense, a small amount of non-rate base generation, approximately 4,000 acres of land in Minnesota, and earnings on cash and investments.

USE OF PROCEEDS
Unless otherwise stated in a prospectus supplement, ALLETE will add the net proceeds from the sale of the securities to its general funds. ALLETE uses its general funds for corporate purposes, including, without limitation, capital investments in its existing business, acquisitions made by or on behalf of it or its subsidiaries, to repay short‑term borrowings or to repay, redeem or repurchase outstanding debt. ALLETE may temporarily invest any proceeds that it does not immediately need.

DESCRIPTION OF COMMON STOCK
General. The following statements describing ALLETE’s common stock are not intended to be a complete description. For additional information, please see ALLETE’s Articles of Incorporation and Bylaws. Each of these documents has been previously filed with the SEC and they are exhibits to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the State of Minnesota.
ALLETE has the following capital stock authorized by its Articles of Incorporation: 80,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock. As of June 30, 2019, 51,655,541 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Dividend Rights. ALLETE’s common stock is entitled to dividends only after ALLETE has provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock. ALLETE’s Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE’s preferred stock were outstanding and certain common stock equity capitalization ratios were not met.
Voting Rights (Non‑Cumulative Voting). Holders of ALLETE’s common stock are entitled to receive notice of and to vote at any meeting of shareholders. Each share of ALLETE’s common stock, as well as each share of any of ALLETE’s issued and outstanding preferred stock, is entitled to one vote. Holders of ALLETE’s common stock do not have cumulative voting rights. Each director is elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present. At any such meeting for which the number of nominees (other than nominees withdrawn on or before the sixtieth (60th) day before the first anniversary of the preceding year’s annual shareholder meeting) exceeds the number of directors to be elected, directors are elected by a plurality of the votes present and entitled to vote on the election of directors. In addition, whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four full quarterly payments or more, and until all the dividends in default are paid, the holders of ALLETE’s preferred stock are entitled, as one class, to elect a majority of the directors. ALLETE’s common stock, as one class, would then elect the minority.
The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

•	quorums;

•	terms of directors elected;

•	vacancies;

•	class voting;

•	meetings; and

•	adjournments.

The Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of the board of directors of ALLETE. These provisions include:

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a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE. Any of those transactions are required to meet certain “fair price” and procedural requirements. Neither a 75 percent shareholder vote nor a “fair price” is required for any of those transactions that have been approved by a majority of the “Disinterested Directors,” as that term is defined in the Articles of Incorporation;

•	a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

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a provision providing that some parts of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors. The parts of the Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

◦	mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

◦	the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the board of directors are filled.

Liquidation Rights. After ALLETE has satisfied creditors and the preferential liquidation rights of any of its outstanding preferred stock, the holders of its common stock are entitled to share ratably in the distribution of all remaining assets.
Miscellaneous. Holders of ALLETE’s common stock have no preemptive or conversion rights. ALLETE’s common stock is listed on the New York Stock Exchange. The transfer agent and registrar for ALLETE’s common stock is EQ Shareowner Services.
DESCRIPTION OF FIRST MORTGAGE BONDS
General. The following description sets forth certain general terms and provisions of ALLETE’s first mortgage bonds that ALLETE may offer by this prospectus. ALLETE will describe the particular terms of the first mortgage bonds, and provisions that vary from those described below, in one or more prospectus supplements.

ALLETE may issue the first mortgage bonds from time to time in one or more series. ALLETE will issue the first mortgage bonds under its Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York Mellon), as corporate mortgage trustee, and Richard H. West (Andres Serrano, successor), as individual mortgage trustee (together, the “mortgage trustees”), which has been amended and supplemented in the past, may be supplemented prior to the issuance of these first mortgage bonds and which will be supplemented again by one or more supplemental indentures relating to these first mortgage bonds. The Mortgage and Deed of Trust, as so amended and supplemented, is referred to in this prospectus as the “mortgage.”
This section briefly summarizes some of the terms of the first mortgage bonds and some of the provisions of the mortgage and uses some terms that are not defined in this prospectus but that are defined in the mortgage. This summary is not complete. You should read this summary together with the mortgage and the supplemental indenture establishing the first mortgage bonds for a complete understanding of all the provisions. References to certain sections of the mortgage and particular supplemental indentures are included in parentheses. The mortgage and the form of supplemental indenture have been previously filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions. All first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”
All first mortgage bonds of one series need not be issued at the same time, and a series may be re‑opened for issuances of additional first mortgage bonds of such particular series. This means that ALLETE may from time to time, without notice to, or the consent of the existing holders of previously-issued first mortgage bonds of a particular series, create and issue additional first mortgage bonds of such series. Such additional first mortgage bonds will have the same terms as the first mortgage bonds of such series in all respects except for the issue date and, if applicable, the initial interest payment date, so that the additional first mortgage bonds may be consolidated and form a single series with the previously-issued first mortgage bonds of such series.
Reference is made to a prospectus supplement relating to each series of first mortgage bonds offered by this prospectus for the following specific terms of that series, among others:

•	the designation of the series of first mortgage bonds and aggregate principal amount of the first mortgage bonds,

•	the offering price of the series,

•	the place where the principal of and interest on the series will initially be payable, if other than at The Bank of New York Mellon in New York, New York,

•	the date or dates on which the series will mature,

•	the rate or rates at which the series will bear interest, or method for determining the interest rate(s),

•	the dates on which such interest will be payable,

•	the currency or currencies in which payment of the principal of and interest on the series may be made, if other than United States dollars,

•	whether all or a portion of the series will be in global form,

•	the redemption terms, and

•	any other terms or provisions relating to the series that are not inconsistent with the provisions of the mortgage.

The first mortgage bonds offered by this prospectus may be sold at a discount below their principal amount. Some of the important United States federal income tax considerations applicable to first mortgage bonds offered by this prospectus sold at a discount below their principal amount may be described in the applicable prospectus supplement. In addition, some of the important United States federal income tax or other considerations applicable to any first mortgage bonds offered by this prospectus which are denominated or payable in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.
Except as may otherwise be described in a prospectus supplement, the covenants contained in the mortgage will not afford holders of the first mortgage bonds protection in the event of a highly‑leveraged or similar transaction involving ALLETE or in the event of a change in control.
Reserved Amendment Rights. ALLETE has reserved the right to amend the mortgage without the consent or other action of the holders of any of the first mortgage bonds created after January 31, 2010, to make the changes described below in this “Description of First Mortgage Bonds.” Holders of first mortgage bonds issued after January 31, 2010, including first mortgage bonds that ALLETE may offer by this prospectus, are deemed to have consented to these amendments. This section briefly summarizes the reserved amendment rights. This summary is not complete. You should read this summary together with the thirty‑first supplemental indenture, dated as of February 1, 2010, which has been previously filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part, together with the mortgage for a complete understanding of the reserved amendment rights.

Form and Exchanges. The first mortgage bonds offered by this prospectus will be issued in fully registered form without coupons, unless otherwise stated in a prospectus supplement. Unless otherwise stated in a prospectus supplement, the first mortgage bonds will be issued in denominations of $1,000 and multiples thereof. The first mortgage bonds offered by this prospectus will be transferable and exchangeable without charge (except for stamp taxes, if any, or other governmental charges). ALLETE has initially designated The Bank of New York Mellon, in New York, New York, as the place where such transfers or exchanges may be made.
A holder of first mortgage bonds may exchange those first mortgage bonds for an equal aggregate principal amount of first mortgage bonds of the same series, having the same issue date and with identical terms and provisions, or may transfer those first mortgage bonds, in each case without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in the applicable prospectus supplement. ALLETE may issue all or some of the first mortgage bonds offered by this prospectus in “book‑entry” form, which means that they will be represented by global notes, instead of certificates. The depository, or its custodian, will hold those global notes. Transfers of beneficial interests in those global notes will be accomplished by entries in the books of participants acting on behalf of beneficial owners. Any additional requirements as to the form and method of exchange of first mortgage bonds will be described in the applicable prospectus supplement.
Redemption and Purchase of First Mortgage Bonds. The first mortgage bonds offered by this prospectus may be redeemable upon 30 days’ notice if the terms of the first mortgage bonds so provide. Reference is made to the applicable prospectus supplement for the prices and other terms and conditions, if any, for redemption of the first mortgage bonds offered by this prospectus. If the first mortgage bonds are redeemable, ALLETE may use certain deposited cash and/or proceeds of released property to effect the redemption.
If at the time a notice of redemption is given the redemption moneys are not on deposit with the corporate mortgage trustee, the redemption may be made subject to their receipt before the date fixed for redemption.
Cash deposited under any provisions of the mortgage (with certain exceptions) may generally be applied to the purchase of first mortgage bonds of any series. (See Mortgage, Article X.)
ALLETE or its affiliates, may at any time and from time to time, purchase all or some of the outstanding first mortgage bonds offered by this prospectus at any price or prices, whether by tender, in the open market or by private agreement or otherwise, subject to applicable law.
Sinking or Improvement Fund. Unless otherwise stated in a prospectus supplement, the first mortgage bonds offered by this prospectus will not be entitled to the benefit of a sinking or improvement fund or other provision for amortization prior to maturity. None of the currently outstanding first mortgage bonds has sinking fund or improvement fund provisions.
Replacement Fund. The first mortgage bonds offered by this prospectus are not entitled to the benefit of any replacement fund.
Special Provisions for Retirement of First Mortgage Bonds. If, during any 12 month period, mortgaged property is disposed of by order of or to any governmental authority resulting in the receipt by ALLETE of $5 million or more as proceeds, ALLETE (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of first mortgage bonds. If this occurs, ALLETE may redeem first mortgage bonds of any series that are redeemable for such reason at the redemption prices applicable to those first mortgage bonds. (See Mortgage, Section 64.) Reference is made to the applicable prospectus supplement for information concerning whether the first mortgage bonds offered by this prospectus are redeemable for this purpose and, if so, at what redemption prices.
Security. The first mortgage bonds offered by this prospectus and any other first mortgage bonds now or hereafter issued under the mortgage will be secured by the mortgage, which constitutes a first lien on all of the electric generating plants, electric transmission and distribution equipment and fixtures of ALLETE and substantially all other properties owned by ALLETE, other than property expressly excepted.

The lien of the mortgage is or may be subject to the following “excepted encumbrances”:

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liens for taxes, assessments or governmental charges which are not delinquent or the validity of which is being contested at the time by ALLETE in good faith; and liens for workmen’s compensation awards and similar obligations which are not delinquent and undetermined liens or charges incidental to construction;

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liens securing indebtedness, neither assumed nor guaranteed by ALLETE nor on which it customarily pays interest, existing on real property or rights in or relating to real property acquired by ALLETE for substation, transmission line, transportation line, distribution line or right of way purposes;

•
rights of any municipality or public authority to terminate any right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of ALLETE or to control or regulate any property of ALLETE, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by ALLETE;

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rights of others to take or receive any part of the power, gas, oil or other minerals or timber generated, developed, produced, manufactured, pumped or stored by, or grown on, or acquired with, any property of ALLETE;

•
easements, restrictions, exceptions or reservations in any property and/or rights of way of ALLETE for the purpose of roads, pipe lines, transmission lines, distribution lines, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by ALLETE; or

•	any obligations or duties, affecting the property of ALLETE, to any municipality or public authority with respect to any franchise, grant, license or permit.

In addition, the lien of the mortgage is or may be subject to the following:

•	defects which ALLETE has the right to cure and which do not impair the use of such properties by ALLETE;

•
possible defects in title to reservoir lands, easements or rights of way, any property not costing in excess of $25,000, or lands or rights held for flowage, flooding or seepage purposes, or riparian rights;

•	vendors’ liens, purchase money mortgages and liens on property that already exist at the time ALLETE acquires that property;

•	liens for labor, materials, supplies or other objects given priority by law; and

•	liens for taxes, assessments or other governmental charges given priority by law.

ALLETE has reserved the right to amend the mortgage to restate the definition of “excepted encumbrances” to mean substantially the following:

•
tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to ALLETE’s general counsel or to such other person designated by ALLETE to receive such notices;

•
mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of ALLETE’s employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to ALLETE’s general counsel or to such other person designated by ALLETE to receive such notices;

•	specified judgment liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, ALLETE’s property;

•
liens securing indebtedness or other obligations relating to real property ALLETE acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights‑of‑way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•	liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by ALLETE or by others on ALLETE’s property;

•	rights and interests of persons other than ALLETE arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in such property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation;

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made;

•
certain easements, ground leases and rights‑of‑way for the purpose of roads, pipelines, transmission lines, distribution lines, communication lines, railways, removal or transportation of coal, lignite, gas, oil or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights‑of‑way, facilities and/or equipment, so long as such grant shall not materially impair the use of the property or rights‑of‑way for the purposes for which such property or rights‑of‑way are held by ALLETE; and

•	certain prepaid liens. (See Thirty‑first Supplemental Indenture, Article IV.)

The mortgage does not create a lien on the following “excepted property”:

•	cash and securities;

•	merchandise, equipment, materials or supplies held for sale or other disposition;

•	fuel, oil and similar materials consumable in the operation of the properties of ALLETE;

•	aircraft, automobiles and other vehicles, and materials and supplies for repairing and replacing the same;

•	timber, minerals, mineral rights and royalties;

•	receivables, contracts, leases and operating agreements; and

•	materials or products, including electric energy, that ALLETE generates, produces or purchases for sale or use by ALLETE.

No stock, properties or other assets of ALLETE’s subsidiaries are subject to the mortgage.
The mortgage contains provisions that impose the lien of the mortgage on property acquired by ALLETE after the date of the mortgage, other than “excepted property.” However, if ALLETE consolidates or merges with, or conveys or transfers all or substantially all of ALLETE’s mortgaged property to another corporation, the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from ALLETE and improvements, replacements and additions to that property. (See Mortgage, Section 87.)
The mortgage provides that the mortgage trustees shall have a lien upon the mortgaged property for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds. (See Mortgage, Section 96.)
ALLETE has reserved the right to amend the mortgage to restate the description of the “excepted property,” or property of ALLETE not covered by the lien of the mortgage, to exclude from the lien of the mortgage substantially the following types of property:

•
all cash, deposit accounts, securities and all policies of insurance on the lives of ALLETE’s officers not paid or delivered to or deposited with or held by the corporate mortgage trustee or required so to be;

•
all contracts, leases, operating agreements and other agreements of all kinds (other than ALLETE’s franchises, permits and licenses that are transferable and necessary for the operation of the mortgaged property), contract rights, bills, notes and other instruments, revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, rights created by statute or governmental action to bill and collect revenues or other amounts from customers or others, credits, claims, demands and judgments;

•
all governmental and other licenses, permits, franchises, consents and allowances (other than ALLETE’s franchises, permits and licenses that are transferable and necessary for the operation of the mortgaged property);

•	all unrecorded easements and rights of way;

•	all intellectual property rights and other general intangibles;

•	all vehicles, movable equipment, aircraft and vessels and all parts, accessories and supplies used in connection with any of the foregoing;

•	all personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where ALLETE is organized;

•
all merchandise and appliances acquired for the purpose of resale in the ordinary course and conduct of ALLETE’s business, and all materials and supplies held for consumption in operation or held in advance of use thereof for fixed capital purposes;

•
all electric energy and capacity, gas, steam and other materials and products generated, manufactured, produced or purchased by ALLETE for sale, distribution or use in the ordinary course and conduct of ALLETE’s business;

•
all property which is the subject of a lease agreement designating ALLETE as lessee, and all ALLETE’s right, title and interest in and to the property and in, to and under the lease agreement, whether or not the lease agreement is intended as security, and the last day of the term of any lease or leasehold which may become subject to the lien of the mortgage; and

•
all property which subsequent to September 1, 1945 has been released from the lien of the mortgage and any improvements, extensions and additions to such properties and renewals, replacements, substitutions of or for any parts thereof. (See Thirty‑first Supplemental Indenture, Article IV.)

Issuance of Additional First Mortgage Bonds. The maximum principal amount of first mortgage bonds which may be issued under the mortgage is not limited so long as it meets the issuance tests set forth in the mortgage, which are generally described below. First mortgage bonds of any series may be issued from time to time on the basis of:

(1)	60 percent of property additions after adjustments to offset retirements;

(2)	retirement of first mortgage bonds or qualified lien bonds; and

(3)	deposit of cash.
With certain exceptions in the case of (2) above, ALLETE may not issue first mortgage bonds unless it meets the “net earnings” test set forth in the mortgage, which requires adjusted net earnings before income taxes for 12 out of the preceding 15 months of at least twice the annual interest requirements on all first mortgage bonds at the time outstanding, including the additional issue, and on all indebtedness of prior rank. Such adjusted net earnings are computed after provision for retirement and depreciation of property equal to $750,000 plus, for each of the 12 calendar months selected for the net earnings test, 1/12th of two percent of the net additions to depreciable mortgaged property made after June 30, 1945 and prior to the beginning of the calendar year within which that calendar month is included. It is expected that the first mortgage bonds offered by this prospectus will be issued upon the basis of the retirement of first mortgage bonds or property additions.
Property additions mean all mortgaged property acquired by ALLETE by purchase, consolidation, merger, donation, construction, erection or in any way whatsoever, subsequent to June 30, 1945, or in the process of construction or erection in so far as actually constructed or erected subsequent to June 30, 1945.
ALLETE has the right to amend the mortgage without any consent or other action by holders of any series of first mortgage bonds, including the holders of first mortgage bonds offered by this prospectus, so as to include nuclear fuel as well as similar or analogous devices or substances as property additions. (See Fifth Supplemental Indenture, Section 2.)
The mortgage contains certain restrictions upon the issuance of first mortgage bonds on the basis of property additions subject to liens prior to the mortgage lien and upon the increase of the amount of such liens. (See Mortgage, Sections 4‑8, 20, 23‑30, and 46.)
Mortgage Amendment-Recalibration of Funded Property. ALLETE has the right to amend the mortgage to change the definition of “funded property,” as long as ALLETE has delivered to the corporate mortgage trustee an independent engineer’s certificate referred to as a “funded property certificate.” This funded property certificate will describe all or a portion of mortgaged property which has a fair value not less than 10/6ths of the sum of the principal amount of the first mortgage bonds outstanding and the principal amount of the first mortgage bonds that ALLETE is entitled to have authenticated on the basis of retired first mortgage bonds. Once this funded property certificate is delivered to the corporate mortgage trustee, the definition of “funded property” will mean any mortgaged property described in the funded property certificate. Property additions will become funded property when used under the mortgage for the issuance of bonds, the release or retirement of funded property, or the withdrawal of cash deposited with the corporate mortgage trustee for the issuance of bonds or the release of funded property. (See Thirty‑first Supplemental Indenture, Article IV.)
Release and Substitution of Property. Property may be released without the sale or disposition of such property upon the basis of:

(1)	deposit with the corporate mortgage trustee of cash or, to a limited extent, purchase money mortgages;

(2)
property additions acquired by ALLETE in the last five years, after adjustments in certain cases to offset retirement and after making adjustments for qualified lien bonds outstanding against property additions; and/or

(3)	waiver of the right to issue first mortgage bonds,
in each case without applying any earnings test. Cash may be withdrawn upon the bases stated in (2) and (3) above.
When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the mortgage, and the waiver of the right to issue first mortgage bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The mortgage contains special provisions with respect to qualified lien bonds pledged, and disposition of moneys received on pledged prior lien bonds. (See Mortgage, Sections 5, 31, 32, 37, 46‑50, and 59‑63.)

ALLETE has reserved the right to amend the mortgage and the provisions discussed in the foregoing paragraphs under this “Release and Substitution of Property” subheading describing the release and substitution of mortgaged property as follows:

•	to eliminate the five-year limit referred to in clause (2) above; and

•
to specify that releases of property can be made on the basis of (i) the aggregate principal amount of first mortgage bonds that ALLETE would be entitled to issue on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of first mortgage bonds that ALLETE would be entitled to issue on the basis of retired first mortgage bonds, in each case with the entitlement being waived by operation of the release.

In addition, ALLETE has reserved the right to amend the mortgage to permit release of unfunded property if after such release at least one dollar of unfunded property remains subject to the lien of the mortgage. (See Thirty‑first Supplemental Indenture, Article IV.)
Modification of the Mortgage. The rights of holders of first mortgage bonds may be modified with the consent of the holders of 66‑2/3 percent of the aggregate principal amount of the outstanding first mortgage bonds and, if less than all series of first mortgage bonds are affected, the consent also of the holders of 66‑2/3 percent of the aggregate principal amount of all of the outstanding first mortgage bonds of each series affected. ALLETE has reserved the right to amend the mortgage to provide that such modifications can be made with the consent of the holders of a majority in aggregate principal amount of then outstanding mortgage bonds, considered as one class, or if less than all of the series of mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding mortgage bonds of all series that are directly affected, considered as one class. In general, no modification of the terms of payment of principal and interest, and no modification affecting the lien or reducing the percentage required for modification, is effective against any holder of first mortgage bonds without his consent. (See Mortgage, Article XIX; Twenty‑first Supplemental Indenture, Section 3; and Thirty‑first Supplemental Indenture, Article IV.)
ALLETE has reserved the right to amend the mortgage to permit ALLETE and the mortgage trustees, without the consent of any holder of mortgage bonds, to enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of ALLETE’s covenants in the mortgage and in the first mortgage bonds;

•
to add one or more covenants or other provisions for the benefit of the holders of all or any series of mortgage bonds, or to surrender any right or power conferred upon ALLETE and to make an occurrence of a default in performance of any such additional covenants, an additional “default”;

•
to correct or amplify the description of any property at any time subject to the lien of the mortgage, or better to assure, convey and confirm unto the mortgage trustees any property subject or required to be subjected to the lien of the mortgage, or to subject to the lien of the mortgage additional property;

•
to change or eliminate or add any new provision to the mortgage; provided, however, that no such change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect;

•	to establish the form or terms of mortgage bonds of any other series as permitted by the mortgage;

•	to provide for the procedures required to permit ALLETE to utilize, at its option, a non‑certificated system of registration for all or any series of first mortgage bonds;

•
to change any place where principal, premium, if any, and interest shall be payable, mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to ALLETE may be served; and

•
to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of the holders of first mortgage bonds of any series in any material respect. (See Thirty‑first Supplemental Indenture, Article IV.)

Defaults and Notice Thereof. The following are defaults under the mortgage:

•	failure to pay principal of any first mortgage bond when due;

•	failure to pay interest on any first mortgage bond for 60 days after that interest is due;

•	failure to pay any installments of funds for retirement of first mortgage bonds for 60 days after that installment is due;

•	failure to pay principal of or interest on any qualified lien bond beyond any applicable grace period for the payment of that principal or interest;

•	certain events in bankruptcy, insolvency or reorganization pertaining to ALLETE; and

•
the expiration of 90 days following notice by the corporate mortgage trustee or holders of 15 percent of the first mortgage bonds relating to the failure by ALLETE to perform its covenants under the mortgage. (See Mortgage, Section 65.)

The mortgage trustees may withhold notice of default, except in the case of failure to pay principal, interest or installment of any fund for retirement of first mortgage bonds, if they determine that withholding the notice is in the interest of the holders of first mortgage bonds. (See Mortgage, Section 66.)

Remedies
Acceleration of Maturity. If a default under the mortgage occurs, then the corporate mortgage trustee, by written notice to ALLETE, or the holders of at least 25% in principal amount of the outstanding first mortgage bonds, by written notice to ALLETE and the corporate mortgage trustee, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon the giving of such notice, such principal amount and accrued and unpaid interest will become immediately due and payable. (See Mortgage, Section 67.)
There is no automatic acceleration, even in the event of ALLETE’s bankruptcy, insolvency or reorganization.
Annulment of Acceleration. At any time after such a declaration of acceleration has been made but before any sale of the mortgaged property, the holders of a majority in principal amount of all outstanding first mortgage bonds may annul such declaration of acceleration, by written notice to ALLETE and the mortgage trustees, if the default under the mortgage giving rise to such declaration of acceleration has been cured, and ALLETE has paid or deposited with the corporate mortgage trustee a sum sufficient to pay:

•	all overdue interest on all outstanding first mortgage bonds;

•	the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration; and

•	all reasonable expenses and charges due to the mortgage trustees, their agents and (to the extent permitted by law) their attorneys. (See Mortgage, Section 67.)

Mortgage Trustees’ Powers. Subject to the mortgage, under specified circumstances and to the extent permitted by law, if a default under the mortgage occurs, the mortgage trustees shall be entitled to the appointment of a receiver for the mortgaged property, and are entitled to all other remedies available under applicable law. (See Mortgage, Sections 70 and 72.)
Control by Holders. The holders of a majority in principal amount of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the mortgage trustees or exercising any trust or power conferred on the mortgage trustees. The mortgage trustees are not obligated to comply with directions that conflict with law or other provisions of the mortgage or that the corporate mortgage trustee determines in good faith would involve the mortgage trustees in personal liability, would be unjustifiably prejudicial to non-assenting holders or would be in circumstances where indemnity would not be sufficient. (See Mortgage, Section 71.)
Limitation on Holders’ Right to Institute Proceedings. No holder of first mortgage bonds will have any right to institute any proceeding under the mortgage, or any remedy under the mortgage, unless:

•	the holder has previously given to the mortgage trustees written notice of a default under the mortgage;

•
the holders of 25% in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the mortgage trustees and have offered the mortgage trustees reasonable opportunity and indemnity satisfactory to the mortgage trustees to institute proceedings; and

•	the mortgage trustees have failed to institute any proceeding for 60 days after notice;
provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the lien of the mortgage or to obtain priority over other holders of outstanding first mortgage bonds. However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date. (See Mortgage, Section 80.)
Consolidation, Merger and Conveyance of Assets. The mortgage provides that ALLETE may consolidate with or merge into any other corporation or convey, transfer or lease as, or substantially as, an entirety to any corporation the mortgaged property, if:

•
(a) the surviving or successor corporation to such merger or consolidation has authority to carry on the electric, gas, steam or hot water business, or (b) the successor corporation which acquires by conveyance or transfer or which leases ALLETE’s mortgaged property as, or substantially as, an entirety, is authorized to acquire, lease or operate the mortgaged property so conveyed or transferred;

•
such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the mortgage and the rights and powers of the mortgage trustees and the holders of first mortgage bonds;

•	the survivor or successor corporation expressly assumes by supplemental indenture ALLETE’s obligations on all first mortgage bonds then outstanding and under the mortgage; and

•
in the case of a lease, such lease is made expressly subject to termination by ALLETE or by the mortgage trustees and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the mortgage. (See Mortgage, Section 85.)

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another corporation, upon the satisfaction of all the conditions described above, such corporation would succeed and be substituted for ALLETE under the mortgage. (See Mortgage, Section 86.) ALLETE has reserved the right to amend the mortgage to provide that if ALLETE transfers all or substantially all of the mortgaged property as an entirety to a successor corporation as described above, ALLETE may be released of all of its obligations under the mortgage or any first mortgage bonds assumed by such successor. (See Thirty-first Supplemental Indenture, Article IV.)
The mortgage does not prevent or restrict any conveyance or other transfer, or lease, of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.
Although ALLETE’s successor may, in its sole discretion, subject to the lien of the mortgage any property then owned or thereafter acquired by the successor, the lien of the mortgage generally will not cover the property of the successor other than the mortgaged property it acquires from ALLETE and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage. (See Mortgage, Section 87.)
The terms of the mortgage do not restrict mergers in which ALLETE is the surviving entity.
Information about the Mortgage Trustees. The Bank of New York Mellon is the corporate mortgage trustee and Andres Serrano is the individual mortgage trustee. In addition to acting as corporate mortgage trustee, The Bank of New York Mellon may also act as trustee under other indentures, trusts and guarantees of ALLETE and its affiliates from time to time.
Satisfaction and Discharge of Mortgage. The mortgage may be satisfied and discharged if and when ALLETE provides for the payment of all of the first mortgage bonds and all other sums due under the mortgage. (See Mortgage, Section 106.)
Evidence to be Furnished to the Mortgage Trustee. ALLETE will provide to the mortgage trustee an annual statement by an appropriate officer as to ALLETE’s compliance with all conditions and covenants under the mortgage. (See Trust Indenture Act of 1939, Section 314(a)(4).)
PLAN OF DISTRIBUTION
ALLETE may sell the securities offered pursuant to this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.
Through Underwriters or Dealers. If ALLETE uses underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. If ALLETE uses a dealer in the sale, ALLETE will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.
Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Through Agents. ALLETE may designate one or more agents to sell the securities. Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.
Directly. ALLETE may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.
General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to ALLETE from the sale of the securities, any initial public offering price and other terms of the offering of the securities.
ALLETE may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as ALLETE’s agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with ALLETE and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.
ALLETE may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately‑negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by ALLETE or borrowed from ALLETE or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from ALLETE in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
ALLETE may make sales of its common stock to or through one or more underwriters, dealers or agents in “at‑the‑market” offerings, and, if ALLETE engages in such transactions, it will do so pursuant to the terms of an agreement between ALLETE and the underwriters, dealers or agents. If ALLETE engages in at‑the‑market sales pursuant to a distribution agreement, ALLETE will issue and sell shares of its common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.
ALLETE may have agreements to indemnify agents, underwriters and dealers against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10‑K for the year ended December 31, 2018, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL OPINIONS
The legality of the common stock and first mortgage bonds will be passed upon for ALLETE by Margaret A. Thickens, Esq., Vice President, Chief Legal Officer and Corporate Secretary, and by Morgan, Lewis & Bockius LLP, New York, New York, counsel to ALLETE. Morgan, Lewis & Bockius LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Thickens. Ms. Thickens may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.
As of June 30, 2019, Ms. Thickens owned 1,793 shares of common stock of ALLETE. Ms. Thickens is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan. Under the Executive Long-Term Incentive Compensation Plan, Ms. Thickens has:

•	restricted stock units pursuant to which 279 shares of common stock (plus accrued dividend equivalents) will be distributed to Ms. Thickens after they vest (on December 31, 2019, 2020 and 2021); and

•
an award opportunity for up to 1,028 performance shares (plus accrued dividend equivalents) that will be distributed to Ms. Thickens if ALLETE attains certain performance goals for the periods January 1, 2017 through December 31, 2019, January 1, 2018 through December 31, 2020 and January 1, 2019 through December 31, 2021.

___________________
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from ALLETE specifying the final terms of a particular offering of securities. ALLETE has not authorized anyone else to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. ALLETE is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.